EXHIBIT 19.1
AMENDED AND RESTATED
INSIDER TRADING POLICY
OF
ARMOUR RESIDENTIAL REIT, INC.
Effective October 24, 2023
Overview
The Board of Directors of ARMOUR Residential REIT, Inc. (the “Company”) has adopted this insider trading policy (this “Policy”) for our directors and officers with respect to the trading of the Company’s securities and the securities of companies with whom the Company has a business relationship.
Federal and state securities laws prohibit the purchase or sale of a company’s securities by persons who are in possession of material information about that company that is not generally known or available to the public. These laws also prohibit persons from disclosing or “tipping” material non-public information about a company to others who may trade on the basis of that information. These illegal activities are commonly referred to as “insider trading.” Companies and their controlling persons are also subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.
We are adopting this Policy to prevent insider trading or allegations of insider trading and to protect the Company’s reputation for integrity and ethical conduct.
Penalties for Insider Trading
Civil and Criminal Penalties. The consequences of insider trading violations can be staggering. For individuals who violate insider trading or tipping rules, penalties may include:
•A civil penalty of up to three times the profit gained or loss avoided;
•A criminal fine (no matter how small the profit) of up to $5 million; and
•A jail term of up to 20 years.
Controlling Person Liability. For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading, penalties may include:
•A civil penalty of the greater of $1 million or three times the profit gained or loss avoided as a result of the employee’s violation; and
•A criminal penalty of up to $25 million.
Company Sanctions. In addition, any director or officer who violates the Policy is subject to Company-imposed sanctions, including termination of employment for cause.

Any of the above consequences, even an investigation by the U.S. Securities and Exchange Commission (the “SEC”) that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.

Scope of Policy

Persons Covered. This Policy applies to all directors and officers of the Company and each subsidiary of the Company (collectively, “Insiders”). This Policy also applies to family members who reside with an Insider, anyone else who lives in the household of an Insider and any family member of an Insider who does not live in the Insider’s household but whose transactions in securities are directed by an Insider or are subject to the Insider’s influence or control (such as parents or children who consult with you before they trade in Company securities). Insiders are responsible for making sure that the purchase or sale of any security covered by this Policy by any such person complies with this Policy. This Policy continues to apply following the termination of any Insider until any material non-public information possessed by such individual has become public or is no longer material, whichever is earlier.

Companies Covered. The prohibition on insider trading in this Policy is not limited to trading in securities of the Company and its subsidiaries. The prohibition on insider trading also applies to trading in the securities of, or tipping with regard to, any company with whom the Company has a business relationship, including partners, counterparties, underwriters, placement agents, brokers, dealers, auditors, legal counsel and competitors of the Company and its subsidiaries and those with which the Company may be negotiating major transactions, such as an acquisition, merger, investment or sale.

Transactions Covered. This Policy covers all types of transactions in securities, with certain exceptions discussed below, including purchases and sales of stock, derivative securities such as put and call options and convertible notes or preferred stock, and debt securities.

Statement of Policy

No Trading on Inside Information. No director or officer of the Company in possession of or aware of material non-public information relating to the Company may trade in the securities of the Company, directly or through family members or other persons or entities. Similarly, no director or officer of the Company may trade in the securities of any company with whom the Company has a business relationship while in possession of or aware of material non-public information regarding that company that was obtained in the course of employment with the Company.

No Tipping. In addition, no director or officer may disclose or “tip” material non-public information to others or recommend to anyone the purchase or sale of any securities while in possession of or aware of such information.

No Exception for Hardship. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception.

Even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

Definition of Material Non-Public Information

Inside information has two important elements: materiality and public availability.

Material Information. Information is material if a reasonable investor would consider the information important in a decision to buy, hold or sell a security. In short, any information which could reasonably be expected to affect the market price of the security is material. Either positive or negative information may be material. If certain trades become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction, Insiders should carefully consider how regulators and others might view the transaction in hindsight.

Common examples of information that will frequently be regarded as material are:

•Projections of future earnings or losses or other earning guidance;
•Earnings that are inconsistent with the consensus expectations of the investment community;
•News of a pending or proposed merger, acquisition or tender offer;
•News of a significant sale of assets or the disposition of a subsidiary;
•Changes in dividend policies or the declaration of a stock split or the offering of additional securities;
•Changes in management; significant new products or discoveries;
•Impending bankruptcy or financial liquidity problems; and
•The gain or loss of a substantial counterparty, partner, broker or dealer.

Non-public Information. Material information is “non-public” if it has not been disseminated in a manner making it available to investors generally. Information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or an SEC filing) and the investing public has had time to absorb the information fully. For purposes of this Policy, information regarding the Company will be considered public when two full regular trading sessions have elapsed following the release of the information. Thus, if an announcement is made on Monday, Thursday generally would be the first day on which Insiders can trade. If an announcement is made on Friday, Wednesday of the following week generally would be the first day on which Insiders can trade.

Additional Prohibited Transactions

Because the Company believes it is improper and inappropriate for any Company personnel to engage in short-term or speculative transactions involving Company stock, it is the Company’s policy that directors and officers should not engage in any of the following activities with respect to securities of the company:

1.Trading in securities on a short-term basis. Any Company stock purchased in the open market must be held for a minimum of six months and ideally longer. (Note that the SEC’s short-swing profit rule already prevents officers and directors from selling any Company stock within six months of a purchase.) However, the rule does not apply to transactions between the Company and officers or directors that are exempt under Rule 16b-3 of the Securities and Exchange Act, as amended, and stock options exercises, except to the extent required for officers and directors.

2.Engaging in any hedging transactions (including short-selling, options, puts, and calls, as well as derivatives such as swaps, forwards, and futures transactions) with respect to securities of the Company.

3.Making or maintaining any pledges of securities of the Company or otherwise holding securities of the Company in a margin account.

Blackout Periods

Insiders shall not trade in the Company’s securities during blackout periods as defined below, regardless of whether or not they are actually in possession of or aware of material non-public information relating to the Company.

Quarterly Blackout Periods. Trading in the Company’s securities is prohibited during the period beginning at the close of the market on the fifth day following the end of each fiscal quarter (or, the following trading day if the fifth day falls on a weekend or federal holiday) and ending when two full regular trading sessions have elapsed following the date and time that the Company’s earnings call is held, or, if no earnings call is held, when two full regular trading sessions have elapsed following the date and time that the Company’s financial results are publicly disclosed and the related Form 8-K and Form 10-Q or Form 10-K, as applicable, are filed. During these periods, Insiders generally possess or are presumed to possess material non-public information about the Company’s financial results.

Other Blackout Periods. From time to time, other types of material non-public information regarding the Company (such as negotiation of offerings, mergers, or acquisitions) may be pending and not be publicly disclosed. While such material non-public information is pending, the Company may impose special blackout periods during which Insiders are prohibited from trading in the Company’s securities. If the Company imposes a special blackout period, it will notify the Insiders affected.

Exception. These trading restrictions do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1, as amended, under the Securities Exchange Act of 1934 (an “Approved 10b5-1 Plan”) that:

(1)includes a certification by the Insider that the Approved 10b5-1 Plan was entered into in good faith by the Insider and not as part of a scheme to evade the Company’s prohibitions on insider trading or any federal or state securities laws, at a time when the Insider was not in possession of material non-public information about the Company or its securities;

(2)provides that no trades may occur thereunder until expiration of the applicable cooling-off period specified in Rule 10b5-1(c)(ii)(B). The appropriate cooling-off period will vary based on the Insider. For directors and officers, the cooling-off period ends on the later of (x) ninety days after adoption or certain modifications of the Approved 10b5-1 Plan; or (y) two business days following the disclosure of the Company’s financial results in a Form 10-K or Form 10-Q, as applicable, for the quarter in which the Approved 10b5-1 Plan was adopted. For all other Insiders, the cooling-off period ends 30 days after adoption or certain modifications of the Approved 10b5-1 Plan;

(3)(A) gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Insider, so long as such third party does not possess any material non-public information about the Company; or (B) explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions;

(4)is the only outstanding Approved 10b5-1 Plan entered into by the Insider (subject to the exceptions set out in Rule 10b5-1(c)(ii)(D); and

(5)complies with the limitations on single-trade plans set forth in Rule 10b5-1(c)(ii)(E).

Notwithstanding the foregoing, no Approved 10b5-1 Plan may be adopted or modified (other than administrative changes) during a blackout period.

Modification or Termination of Approved 10b5-1 Plans

Once an Approved 10b5-1 Plan has been implemented in accordance with this Policy, a modification or change to the amount, price, or timing of the purchase or sale of the securities (or a modification or change to a written formula or algorithm, or computer program that affects the amount, price, or timing of the purchase or sale of the securities) underlying the Approved 10b5-1 Plan is a termination of such Approved 10b5-1 Plan and the adoption of a new Approved 10b5-1 Plan, and the adoption of such new Approved 10b5-1 Plan will trigger a new cooling-off period and must meet the requirements set forth above with respect to Approved 10b5-1 Plans. Approved 10b5-1 Plans may be terminated at any time; provided however, that in the event of early termination of an Approved 10b5-1 Plan and adoption of a new Approved 10b5-1 Plan, the first trade under the new Approved 10b5-1 Plan must not occur until after expiration of the cooling-off period described above that would be applicable with respect to the new Approved 10b5-1 Plan if the date of adoption of the new Approved 10b5-1 Plan were deemed to be the date of termination of the prior Approved 10b5-1 Plan.
Pre-Clearance of All Trades by Directors, Officers and other Key Personnel

To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction (which could result, for example, where an officer or director engages in a trade while unaware of a pending major development), the Company is implementing the following procedure:

All transactions in Company stock (acquisitions, dispositions, transfers, etc.) by directors, officers and other key personnel must be pre-cleared by the Chief Financial Officer. Any Insider contemplating a transaction should contact the Chief Financial Officer in advance. This requirement does not apply to stock options exercised with cash, but would cover market sales of stock underlying options.

Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan once the applicable cooling-off period has expired and so long as the Insider has acted in good faith with respect to the Approved 10b5-1 Plan. No trades may be made under an Approved 10b5-1 Plan until expiration of the applicable cooling-off period and unless the Insider has acted in good faith with respect to the Approved 10b5-1 Plan. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third party effecting transactions on behalf of the director or officer should be instructed to send duplicate confirmations of all such transactions to the Chief Financial Officer.

Exceptions

The only exceptions to this Policy are for any transactions specifically approved in writing in advance by the Chief Financial Officer of the Company that are allowed under the applicable federal and state securities laws, or transactions pursuant to an Approved 10b5-1 Plan after expiration of the applicable cooling-off period so long as the Insider has acted in good faith with respect to the Approved 10b5-1 Plan.

Individual Responsibility of Each Officer and Director of the Company with respect to this Policy

Every director and officer has the individual responsibility to comply with this Policy against insider trading.

An Insider may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the material non-public information, and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.

Modifications

The Company may change this Policy or adopt such other policies or procedures in the future which it considers appropriate to carry out the purposes of this Policy. Notice of any such changes will be delivered to you by the Company.

Company Assistance

Your compliance with this Policy is of the utmost importance both for you and for the Company. Any questions about specific transactions and general questions about this Policy should be directed to the Chief Financial Officer. The ultimate responsibility for adhering to this Policy and avoiding improper transactions rests with each Insider. In this regard, it is imperative that Insiders use their best judgment and seek counsel from their own attorney or financial advisor.

Certifications

All of the officers and directors of the Company and its subsidiaries will be required to certify in writing their understanding of and intent to comply with this Policy. In addition, the officers and directors of the Company and its subsidiaries may be required to certify their compliance with this Policy on an annual basis.

CERTIFICATION

The undersigned officer or director of ARMOUR Residential REIT, Inc. or of the Company’s subsidiaries and/or related corporations hereby certifies that he/she has carefully read and understands and agrees to comply with the Company’s Amended and Restated Insider Trading Policy, a copy of which was distributed to the undersigned along with this Certification. In addition, by making this certification, the undersigned also agrees to promptly forward all communications received from stockholders, the press or media, whether in the form of comments, questions, or inquiries regarding Company matters, to the Company’s Chief Financial Officer for consideration.

Date:             , 202_

(Signature)

(Print Name)